Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES BUSINESS UPDATE AND
FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2009
— Company on Track for Achieving 2009, 2010 Operating Estimates —
Denver, Colorado — November 23, 2009 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today provided a business update and reported third quarter results for the period ended September 30, 2009.
Resolute is an independent oil and gas company focused on the acquisition, exploitation and development of oil and gas properties with a particular emphasis on long-lived onshore U.S. opportunities. The Company became a publicly traded entity through a merger transaction with Hicks Acquisition Company I (“Hicks”), a special purpose acquisition company, on September 25, 2009.
Nicholas J. Sutton, Chairman and CEO of Resolute commented, “We are very excited to be a public company. The transaction with Hicks provided us with the means to put in place a solid capital structure so that we can build our business. Importantly, we are executing on our business strategy and are on track to achieve our 2009 and 2010 expectations for revenue and profitability.”
A Note on Presented GAAP Financials
Hicks was treated as the acquirer for accounting purposes in the merger transaction; therefore, the third quarter financial statements of Resolute presented in the Company’s Form 10-Q filing with the Securities and Exchange Commission reflect 86 days of Hicks standalone results and only six days of results for the combined company. For the nine months ended September 30, 2009, the financial statements of Resolute reflect 267 days of Hicks standalone results and six days of results for the combined company. Prior to completion of the merger, financial performance metrics presented represent those of Hicks, including activities relating to identifying and evaluating prospective acquisition candidates and to general corporate matters. Hicks did not generate any revenues other than interest income earned on the proceeds of its initial public offering.
The Company has included in this release an extensive discussion and presentation of pro forma information in order to assist investors’ understanding of the unusual and complex GAAP financial presentation in the Company’s Form 10-Q. The Company will not necessarily present this same level of disclosure on an ongoing basis.
Third Quarter and Nine Month Comparative Results
Based on the consolidated financial statements as presented in the Company’s Form 10-Q for the three months ended September 30, 2009, Resolute had a net loss of $17.7 million, or $0.34 per share, on revenue of $2.3 million. This compares to net income of $0.7 million, or $0.01 per share, for the corresponding period in 2008. The net loss in 2009 is after taking into account

$10.1 million of expenses related to the merger of Hicks and Resolute and a $13.1 million non-cash loss on derivative instruments.
For the nine months ended September 30, 2009, Resolute had a net loss of $20.1 million, or $0.38 per share, on revenue of $2.3 million. This compares to net income of $2.3 million, or $0.04 per share, for the corresponding period in 2008.
Pro Forma Financial Results
The following pro forma information is provided to supplement the financial statement presentations contained in the Company’s Form 10-Q. Such pro forma data are prepared as if the merger had closed on January 1, 2008, and are compared to the corresponding period for 2008. These pro forma results contain additional pro forma adjustments to those shown in the Company’s Form 10-Q plus supplemental adjustments, in order to present what the Company believes is representative of the underlying business of the Company, eliminating activities of Hicks as well as certain other non-recurring items. A complete reconciliation of these items to the GAAP presentation in the Company’s Form 10-Q is presented at the end of this press release. The following table sets forth summary pro forma financial results based on these assumptions.

	Three Months Ended		Nine Months Ended
Resolute Adjusted Pro	September 30,		September 30,
Forma Operating Data	2009	2008	2009	2008
Production (MBoe):
Aneth	493.9	503.6	1,465.5	1,535.2
Wyoming	185.4	235.3	573.0	677.0

Total production	679.3	738.9	2,038.5	2,212.2

Daily rate (Boe)	7,384	8,031	7,467	8,074

Revenue per Boe excluding realized hedges	$51.67	$93.74	$42.98	$92.36
Revenue per Boe including realized hedges	$33.87	$74.12	$43.93	$73.04

Revenue	$35,102	$69,258	$87,614	$204,322
Realized hedge gain (loss)	(12,093)	(14,494)	1,946	(40,536)

Revenue, net of hedge gains (losses)	23,009	54,764	89,560	163,786

Operating expenses:
Lease operating expenses	10,404	14,861	34,662	44,245
Production and Ad Valorem taxes	6,125	8,865	13,463	23,856

General and administrative expenses	2,994	6,770	7,459	12,543

Net income (loss)	6,155	100,649	(30,555)	10,453

EBITDA	5,169	29,617	37,621	90,802

Production: Overall production declined approximately 8 percent from the corresponding periods in 2008. Production from the Company’s Aneth field declined 2 percent for the quarter and 4 percent for the year to date period. The decline in Aneth production resulted from normal declines in the Company’s existing production with some offsets from the Company’s tertiary recovery projects as these projects were in a very early stage during the 2009 periods and only beginning to demonstrate production response. Production from these projects continued to increase over the year as demonstrated by the smaller production decline for the quarter when compared to the nine month period.
Production in Wyoming declined 21 percent for the quarter and 15 percent for the nine month period. These production declines were partly the result of normal declines for these assets, although production declines also resulted from the shut-in of 155 coal bed methane wells that became non-economic in the current natural gas price environment. These shut-ins resulted in the loss of approximately 483 Boe of daily production beginning in May of 2009. Production also was influenced by a very limited capital budget resulting from the economic environment, both internally and externally, the Company faced in late 2008 and through the summer of 2009.
Revenue: For the three months ended September 30, 2009, Resolute had total pro forma revenue of $35.1 million before accounting for realized losses on derivatives. After adjusting for realized losses on derivative positions of $12.1 million, Resolute had adjusted pro forma revenue of $23.0 million. Included in the realized loss was a $12.5 million payment to unwind certain 2010 derivative positions, as required by the Hicks transaction agreement. For the three months ended September 30, 2008, Resolute had total pro forma revenue, before accounting for realized losses on derivatives, of $69.3 million, and $54.8 million of adjusted pro forma revenue after adjusting for realized losses on derivative positions of $14.5 million. The 58 percent decline in revenue was principally a function of a decline in commodity prices in addition to the aforementioned decline in production for the period.
For the nine months ended September 30, 2009, Resolute had total pro forma revenue of $87.6 million before adjusting for realized gains on derivative positions of $1.9 million, for net adjusted pro forma revenue of $89.6 million. The realized gain was reduced by the $12.5 million payment to unwind certain 2010 derivative positions as required by the Hicks transaction agreement. For the nine months ended September 30, 2008, Resolute had total pro forma revenue of $204.3 million before adjusting for realized losses on derivative positions of $40.5 million or adjusted pro forma revenue of $163.8 million. The 45 percent decline in revenue, for the nine months of 2009 as compared to the nine months of 2008, was principally a function of a decline in commodity prices in addition to the decline in production for the period.
Operating Expenses: For the third quarter of 2009, total pro forma lease operating expenses, including production taxes and overhead, were $16.5 million or $24.34 per Boe of production. This compares to total pro forma lease operating expenses for the corresponding period in 2008 of $23.7 million or $32.11 per Boe of production. The decline in total pro forma operating expenses included a 30 percent decline in pro forma field lease operating expenses from $20.11 per Boe in 2008 to $15.32 per Boe in 2009 resulting from cost cutting efforts implemented by Resolute in response to the difficult internal and external economic environment as well as lower levels of field activity. Production taxes per Boe declined by approximately 25 percent due to lower commodity prices.
For the nine months ended September 30, 2009, total pro forma lease operating expenses were $48.1 million or $23.60 per Boe of production as compared to 2008 total pro forma lease operating expenses of $68.1 million or $30.78 per Boe of production. For the nine month period pro forma field lease operating expenses were down 15 percent from $20.00 per Boe in 2008 to $17.00 per Boe in 2009 as the Company’s cost cutting measures were implemented beginning early in the second quarter and had a larger impact as the year progressed. Production taxes declined by approximately 39 percent based on lower commodity prices.
General and Administrative Expense: After adjusting to remove expenses related to the transaction with Hicks, Resolute incurred adjusted pro forma general and administrative expense for the three months ended September 30, 2009, of $3.0 million or $4.41 per Boe of production. Included in this amount was an approximately $1.7 million non-cash charge related to share-based compensation expense. After removing expenses related to the acquisition of Primary Natural Resources in July of 2008, Resolute incurred adjusted pro forma general and administrative expense for the three months ended September 30, 2008, of $6.8 million or $9.16 per Boe of production before adjusting for non-cash share based-compensation expense of $5.1 million.
After adjusting to remove expenses related to the transaction with Hicks, Resolute incurred adjusted pro forma general and administrative expense for the nine months ended September 30, 2009, of $7.5 million or $3.66 per Boe of production. Included in this amount was a $3.6 million non-cash charge related to share-based compensation expense. After removing expenses related to the acquisition of Primary Natural Resources in July of 2008, Resolute incurred adjusted pro forma general and administrative expense for the nine months ended September 30, 2008, of $12.5 million or $5.67 per Boe of production before adjusting for non-cash share-based compensation expense of $6.9 million.
As compared to its historical costs, going forward Resolute anticipates incurring approximately $3.0 million of annual incremental general and administrative expense as a result of being a public company. Adjusting the 2009 results for this incremental expense would have resulted in adjusted pro forma general and administrative expense of approximately $3.02 and $2.97 per Boe of production for the quarter and year to date periods, respectively.
Adjusted Pro Forma EBITDA: During the third quarter of 2009 Resolute generated approximately $5.2 million of adjusted pro forma EBITDA. Adjusted pro forma EBITDA in the period was reduced by a certain one-time derivative settlement payment of $12.5 million that was made pursuant to the terms of the merger transaction with Hicks. Adjusting for that payment, adjusted pro forma EBITDA would have been $17.7 million. This compares to third quarter 2008 adjusted pro forma EBITDA of $29.6 million.
For the nine month period ending September 30, 2009, Resolute generated adjusted pro forma EBITDA of $37.6 million. Adjusted pro forma EBITDA in the period was reduced by a certain one-time derivative settlement payment of $12.5 million that was made pursuant to the terms of the merger transaction with Hicks. After further adjusting for that payment, adjusted pro forma EBITDA would have been $50.1 million. This compares to nine month adjusted pro forma 2008 EBITDA of $90.8 million.
Capital Expenditures: During the third quarter of 2009 Resolute incurred approximately $5.3 million in pro forma capital expenditures. Of this amount, approximately $3.9 million or 74 percent was related to the acquisition of CO2 to support the company’s ongoing tertiary recovery projects. An additional $1.4 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth CO2 expansion and other compression related items.
For the year to date 2009 period, total pro forma capital expenditures were $15.4 million. Of this amount approximately $9.2 million or 60 percent was related to the acquisition of CO2 in support of the Company’s ongoing tertiary recovery projects. An additional $2.9 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth CO2 expansion project and other-compression related items. In addition, the Company recorded an incremental $2.6 million to the estimate of future costs related to the abandonment of the former Aneth gas plant site. These expenditures will actually be incurred in late 2009 and into 2010.
Total 2009 capital expenditures will be significantly below the historical trend, and also below what the Company expects to spend in 2010. This is a result of limitations placed on 2009 capital expenditures to date in response to the economic environment faced by the Company as it entered 2009. Resolute expects fourth quarter 2009 to be above the nine-month trend; the Company has increased its spending rate on capital projects in light of its improved balance sheet and a stronger economic environment.
Operations Update
Sutton continued, “We are encouraged by the increasing response in our tertiary expansion project in the Aneth Field. We are seeing increasing levels of production at the batteries which serve the Aneth Phase 1 through 3 areas as well as measurable response in additional wells within the area. In addition to improving tertiary response, we have seen improved field reliability, which leads to higher levels of average production over time.”
With the Company’s improved balance sheet and with an improved economic outlook, Resolute is increasing its capital programs in Utah and Wyoming. In Utah these activities include conformance work within the existing tertiary expansion areas to ensure that the CO2 flood is as effective as possible, along with investments in field infrastructure to further improve reliability. During the fourth quarter 2009, Resolute will also begin laying the ground work to allow the Company to move tertiary expansion projects forward in 2010, particularly in the Aneth Phase 4 area as well as the McElmo Creek Desert Creek II C project.
In Wyoming, Resolute has instituted a pilot program to test re-fracing of existing producing wells in the Muddy formation. The prior operator of this field tested this operation with significant success and Resolute expects to complete four re-fracs in the fourth quarter, 2009. Based on the outcome of the pilot program, Resolute expects to be in a position to increase this activity in 2010. Even with constrained gas prices, the Company believes this program will demonstrate an ability to add production in the Wyoming operating area with very attractive financial returns.
During the investor presentations in connection with the merger with Hicks, Resolute provided estimates of 2009 average daily production of 7,274 Boe and 7,238 Boe per day in 2010. We continue to be comfortable with these forecasts and we will look for opportunities to drive growth in 2010 that will allow the Company to exceed these estimates.
In addition to increasing levels of activity within its core operating areas, the Company continues to be active in evaluating potential acquisition opportunities. With the recovery in commodity prices as well as the improved economic outlook for the industry, there are increasing levels of activity within the broader acquisition and divestiture market. The Company remains confident that over time it will be able to identify attractive opportunities to further expand Resolute’s operations.
Liquidity and Capital Resources
As of September 30, 2009, Resolute had an outstanding balance under its revolving credit facility of $100.5 million. The current borrowing base on the Company’s revolving credit facility is $240 million, providing the Company with $139.5 million of availability liquidity under the facility.
Resolute’s primary sources of liquidity are expected to be cash generated from operating activities, amounts available under its credit facility and funds from future private and public equity and debt offerings. Based on the Company’s anticipated capital budget for 2010, management continues to expect that capital requirements will be funded out of internal cash flow. The Company will look to liquidity available to it in the bank and broader capital markets to fund acquisitions should attractive opportunities become available.
Sutton concluded, “We continued to make solid progress this quarter and during the first nine months of the year on our comprehensive plan to use CO2 flood enhanced oil recovery techniques to drive production increases. We also have increased operating efficiencies at our properties. The result of our efforts is a profitable business, a clean balance sheet and collection of long-lived assets which, when combined with positive pricing trends and further growth in demand for oil and gas, should generate strong returns for investors over time.”

UNAUDITED PRO FORMA AND ADJUSTED PRO FORMA FINANCIAL INFORMATION
     The following unaudited pro forma and adjusted pro forma financial information has been derived by the application of pro forma adjustments and adjusted pro forma adjustments to the historical consolidated and combined financial statements of Resolute and Predecessor Resolute to reflect the Resolute acquisition and the Primary Natural Resources net profit interest acquisition. The column labeled “Pro Forma” provides data that is compiled according to the requirements for pro forma presentation contained in Regulation S-X. The column labeled “Adjusted pro forma” provides further adjustments which, in the opinion of management, provide a useful set of numbers for investors to review. The adjustments made have been annotated in the information below.
     The unaudited pro forma and adjusted pro forma consolidated statements of operations for the three and nine months ended September 30, 2009 and 2008 (the “pro forma statements of operations”) give effect to the acquisitions as if they had occurred on January 1, 2008.
     The unaudited pro forma and adjusted pro forma financial information do not include any adjustments for cost savings that are anticipated to be realized from the elimination of historical Hicks operating expenses. Since its inception, Hicks’s efforts were limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters.
     The unaudited pro forma and adjusted pro forma financial information do not include any adjustments for incremental general and administrative costs that are anticipated to be incurred by Resolute as a publicly traded company. These incremental expenses, estimated to be approximately $3.0 million per year, include compensation and benefit expense for additional personnel, fees paid to independent auditors, lawyers, independent petroleum engineers, and other professional advisors, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation.
     The unaudited pro forma and adjusted pro forma financial information should not necessarily be considered indicative of actual results that would have been achieved had the acquisitions been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read together with the historical financial statements of Resolute and Predecessor Resolute and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Resolute” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Predecessor Resolute” included in the Quarterly Report on Form 10-Q filed on November 23, 2009.

	Unaudited Pro Forma and Adjusted Pro Forma Condensed Consolidated Statement of Operations
	For the Three Months Ended September 30, 2009
		Predecessor	Transaction		Pro	Additional
	Resolute	Resolute	Adjustments		Forma	Adjustments		Adjusted Pro Forma
	(in $ thousands except per share data)
Total revenue	$2,270	$32,832	$		$35,102	$		$35,102
Operating expenses	1,354	15,175			16,529			16,529
Depletion, depreciation, amortization and asset retirement obligation accretion	670	5,975	$2,781	a	9,426			9,426
General and administrative expenses	11,367	4,228			15,595	(12,601	) e	2,994

Total operating expenses	13,391	25,378	2,781		41,550	(12,601)		28,949

Income (loss) from operations	(11,121)	7,454	(2,781)		(6,448)	12,601		6,153
Other income (expense) Interest income (expense)	(186)	(6,182)	5,426	b	(942)			(942)
(Loss) gain on derivative instruments	(13,127)	17,797			4,670			4,670
Other income (expense)	(1)	5			4			4

Total other income (expense)	(13,314)	11,620	5,426		3,732			3,730

Income (loss) before taxes	(24,435)	19,074	2,645		(2,716)	12,601		9,885
Income tax (expense) benefit	4,711	14,823	(18,509	)c	1,025	(4,755)		(3,729)

Net income (loss)	(19,724)	33,897	(15,864)		(1,692)	7,846		6,155
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	2,072	—	(2,072	)d	—	—		—

Net income (loss) attributable to common stock	$(17,652)	$33,897	$(17,936)		$(1,691)	$7,846		$6,155

Earnings (loss) per share	$(0.34)				$(0.03)			$0.12
Weighted average shares outstanding	52,275				49,905			49,905

	Unaudited Pro Forma and Adjusted Pro Forma Condensed Consolidated Statement of Operations
	For the Three Months Ended September 30, 2008
		Predecessor	Primary Net Profit	Transaction		Pro	Additional
	Resolute	Resolute	Interest	Adjustments		Forma	Adjustments		Adjusted Pro Forma
	(in $ thousands except per share data)
Total revenue	$—	$68,217	$1,041	$		$69,258	$		$69,258
Operating expenses	—	23,081	645			23,726			23,726
Depletion, depreciation, amortization and asset retirement obligation accretion	—	11,354	—	989	a	12,343			12,343
General and administrative expenses	366	8,478	—			8,844	(2,074	) e	6,770

Total operating expenses	366	42,913	645	989		44,913	(2,074)		42,839

Income (loss) from operations	(366)	25,304	396	(989)		24,345	2,074		26,419
Other income (expense)
Interest income (expense)	1,944	(9,086)	—	5,752	b	(1,390)			(1,390)
(Loss) gain on derivative instruments	—	136,401	—			136,401			136,401
Other income (expense)	—	340	—			340			340

Total other income (expense)	1,944	127,655	—	5,752		135,351			135,351

Income (loss) before taxes	1,578	152,959	396	4,763		159,696	2,074		161,770
Income tax (expense) benefit	(551)	(1,800)	—	(59,900	) c	(60,253)	(783)		(61,036)

Net income (loss)	1,027	151,159	396	(55,137)		99,443	1,291		100,734
Deferred interest, net of taxes, attributable to common stock subject to possible redemption and noncontrolling interest	(379)	(85)	—	379	d	(85)			(85)

Net income (loss) attributable to common stock	$648	$151,074	$396	$(54,758)		$99,358	$1,291		$100,649

Earnings (loss) per share	$0.01					$1.99			$2.02
Weighted average shares outstanding	52,440					49,905			49,905

	Unaudited Pro Forma Adjusted Pro Forma Condensed Consolidated Statement of Operations
	For the Nine Months Ended September 30, 2009
		Predecessor	Transaction		Pro	Additional
	Resolute	Resolute	Adjustments		Forma	Adjustments		Adjusted Pro Forma
	(in $ thousands except per share data)
Total revenue	$2,270	$85,344	$		$87,614	$		$87,614
Operating expenses	1,354	46,771			48,125			48,125
Depletion, depreciation, amortization and asset retirement obligation accretion	670	21,925	5,562	a	28,157			28,157
Impairment of proved properties	—	13,295			13,295			13,295
Write off of deferred acquisition costs	3,500	—			3,500	(3,500	) e	—
General and administrative expenses	11,984	8,076			20,060	(12,601	) e	7,459

Total operating expenses	17,508	90,067	5,562		113,137	(16,101)		97,036

Income (loss) from operations	(15,238)	(4,723)	(5,562)		(25,523)	16,101		(9,422)
Other income (expense)
Interest income (expense)	462	(18,416)	14,908	b	(3,046)			(3,046)
(Loss) gain on derivative instruments	(13,127)	(23,519)			(36,646)			(36,646)
Other income (expense)	(1)	47			46			46

Total other income (expense)	(12,666)	(41,888)	14,908		(39,646)			(39,646)

Income (loss) before taxes	(27,904)	(46,611)	9,346		(65,169)	16,101		(49,068)
Income tax (expense) benefit	5,809	5,019	13,679	c	24,588	(6,075	) c	18,513

Net income (loss)	(22,014)	(41,592)	23,025		(40,581)	10,026		(30,555)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	1,930	—	(1,930	) d	—	—		—

Net income (loss) attributable to common stock	$(20,084)	$(41,592)	$21,095		$(40,581)	$10,026		$(30,555)

Earnings (loss) per share	$(0.38)				$(0.81)			$(0.61)
Weighted average shares outstanding	52,384				49,905			49,905

	Unaudited Pro Forma Adjusted Pro Forma Condensed Consolidated Statement of Operations
	For the Nine Months Ended September 30, 2008
		Predecessor	Primary Net Profit	Transaction		Pro	Additional
	Resolute	Resolute	Interest	Adjustments		Forma	Adjustments		Adjusted Pro Forma
			(in $ thousands except per share data)
Total revenue	$—	$197,878	$6,444	$		$204,322	$		$204,322
Operating expenses	—	64,072	4,029			68,101			68,101
Depletion, depreciation, amortization and asset retirement obligation accretion	—	34,774	—	2,192	a	36,966			36,966
General and administrative expenses	1,038	16,555	—			17,593	(5,050	) e	12,543

Total operating expenses	1,038	115,401	4,029	2,192		122,660	(5,050)		117,610

Income (loss) from operations	(1,038)	82,477	2,415	(2,192)		81,662	5,050		86,712
Other income (expense)
Interest income (expense)	6,481	(25,275)	—	13,755	b	(5,039)			(5,039)
(Loss) gain on derivative instruments	—	(65,723)	—			(65,723)			(65,723)
Other income (expense)	—	553	—			553			553

Total other income (expense)	6,481	(90,445)	—	13,755		(70,209)			(70,209)

Income (loss) before taxes	5,443	(7,968)	2,415	11,563		11,453	5,050		16,503
Income tax (expense) benefit	(1,905)	(3,882)	—	1,466	c	(4,321)	(1,906)	c	(6,227)

Net income (loss)	3,538	(11,850)	2,415	13,029		7,132	3,144		10,276
Deferred interest, net of taxes, attributable to common stock subject to possible redemption and noncontrolling interest	(1,271)	177	—	1,271	d	177			177

Net income (loss) attributable to common stock	$2,267	$(11,673)	$2,415	$14,300		$7,309	$3,144		$10,453

Earnings (loss) per share	$0.04					$0.15			$0.21
Weighted average shares outstanding	52,440					49,905			49,905

Adjustments to Unaudited Pro Forma and Adjusted Pro Forma
Condensed Consolidated Statement of Operations
for the Three and Nine Months Ended September 30, 2009 and 2008
     a. Represents the increase in depletion, depreciation, amortization and accretion computed on a unit of production basis following the allocation of the excess of the aggregate purchase price consideration over the historical book value of Predecessor Resolute to proved oil and gas properties, as if the transaction was consummated on January 1, 2008.
     b. Represents reduced interest income and interest expense resulting from the repayment of Predecessor Resolute’s $225 million second lien term loan and a $99.5 million partial repayment of Resolute’s revolving credit facility.
     c. Assumes an effective tax rate of 37.73% on income (loss) before income taxes and before non-controlling interests. This reflects both the federal and state statutory income taxes rates that were in effect during the periods presented.
     d. Represents the interest (net of taxes) that would not have been incurred had the transaction occurred on January 1, 2008, and the conversion of common stock into cash for those shareholders seeking such conversion also occurred at that date.
     e. Represents the decease in general and administrative expenses relating to acquisition transaction and public offering transaction costs that would not have been incurred had the transaction been consummated on January 1, 2008.
Reconciliation of Adjusted Pro Forma EBITDA to Adjusted Pro Forma Net Income
In this press release, the term “EBITDA” is used. EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, gains and losses on the sale of assets, change in derivative fair value, unrealized loss on commodity derivative instruments and ceiling write-down of oil and gas properties. Resolute’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s adjusted pro forma net income, which is reconciled to Resolute’s net income in the tables above, to adjusted pro forma EBITDA.

(Thousands of dollars)

	Three months ended		Nine months ended
	September 30		September 30
	2009	2008	2009	2008
Adjusted Pro Forma Net income (loss) attributable to common stock	$6,155	$100,649	$(30,555)	$10,453

Adjustments:
Interest	957	1,273	3,033	4,789
Taxes	3,730	61,036	(18,513)	6,227
DD+A	9,426	12,343	28,157	36,966
Impairment	—	—	13,295	—
Stock-based compensation	1,679	5,094	3,599	6,930
Unrealized (loss) gain on derivatives	(16,763)	(150,895)	38,592	25,187

Total adjustments	(971)	(71,149)	68,163	80,099

Adjusted Pro Forma EBITDA	$5,183	$29,500	$37,608	$90,552
Earnings Call Information
Resolute will host an investor call at 11:30 am ET today. To participate in the call please dial (888) 753-4238 from the United States, or (574) 941-1785 from outside the U.S. The conference call I.D. number is 4003 9912. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through Monday, December 7, 2009, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The conference call I.D. number is 4003 9912.
This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.rnrc.net/inv_overview.html.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this presentation include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: costs related to the transaction; the volatility of oil and gas prices; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the timing and amount of future production of oil and gas; availability of drilling and production equipment; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry;; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; government regulation of the oil and gas industry; developments in oil-producing and gas-producing countries; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.
About Resolute Energy Corporation
Resolute is an independent oil and gas company engaged in the acquisition, exploitation and development of oil and gas properties. The company operates producing properties in Utah, Wyoming and Oklahoma and owns exploration properties in Wyoming and Alabama.
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Nevin Reilly
Sloane & Company
212-446-1893
nreilly@sloanepr.com
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com